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                                                                   Exhibit 99.1

POLYONE [logo]

                                                                   NEWS RELEASE

For Immediate Release


        POLYONE NAMES WILLIAM PATIENT TO BOARD AS NON-EXECUTIVE CHAIRMAN


        o  WALTERMIRE REMAINS CEO, WILL FOCUS ON EXECUTING STRATEGIC PLAN
        o  PATIENT, WALTERMIRE BUILT PREDECESSOR COMPANY INTO INDUSTRY LEADER

CLEVELAND - November 6, 2003 - Citing the desire to allow management more time to focus on successfully implementing the Company's strategic plan, the Board of Directors of PolyOne Corporation (NYSE: POL), a leading global polymer services company, has added William F. Patient to the board and named him non-executive chairman. Thomas A. Waltermire remains a director, president and chief executive officer, with responsibility for operational decisions.

The move reunites Patient, 69, and Waltermire, 54, who during the 1990s transformed one of PolyOne's predecessor companies into a leading polymer technology and service company. Patient retired in 1999 as chairman and chief executive officer of The Geon Company and was succeeded by Waltermire. The following year, Geon and M.A. Hanna Company joined forces to create PolyOne.

"As a board, we believe PolyOne's ability to execute its strategic plan as quickly and successfully as possible is greatly strengthened with the addition of a non-executive chairman so management can focus on improving business performance," said board member Gale Duff-Bloom. "We are especially fortunate to have the benefit of Bill Patient, whose deep understanding of the industry and passion for this Company are unsurpassed. He will help monitor strategic direction, corporate goals, time frames and priorities as well as serve as an advisor to the CEO. With his outstanding track record, I am confident that he can help PolyOne succeed."

PolyOne's strategic priorities are to:

     o    Reduce debt by divesting noncore assets.

     o    Improve working capital efficiency and profitability.

     o    Turn around two key businesses with good long-term potential.

     o Align cost levels to fit the future portfolio and increase competitiveness.

     o Grow via marketplace effectiveness and capturing international opportunities.




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The Company announced October 21 that its future focus will be on its global
Plastics Compounding and Color & Additive Masterbatch businesses, and its Distribution business. Its other business operations - Elastomers and Performance Additives, Engineered Films and Specialty Resins - are being considered for divestment.

"PolyOne has the assets and the people to be the best in the business," said Patient. "My top priority is to see that we deliver on that potential for the benefit of our customers, our stockholders and ourselves. The immediate challenge is to successfully navigate the Company through the transition, improve profitability and strengthen the balance sheet."

Waltermire said, "I realize PolyOne's recent performance is deeply disappointing, and I appreciate the board's endorsement of our strategic priorities and the great resource it is providing in Bill Patient. We work well together and share a common view of what this Company can be and what it will take for it to be successful. Clearly, this will allow us to accelerate our efforts."

No specific timetable for Patient's involvement has been determined.

"I will be on board until we are all satisfied that this Company is winning and on a stable path for long-term success," Patient said.

Patient serves on the boards of Navistar International Corp. and Washington University and previously was chairman of the board of the Cleveland State University Foundation. Before serving as CEO of Geon, he was senior vice president of The BFGoodrich Company and president of its Geon Vinyl division. Previously, he spent 27 years with Borg-Warner Chemicals, fulfilling a range of assignments including vice president, sales and marketing; vice president, manufacturing; and president, Borg-Warner Chemicals Europe.

Waltermire joined Geon as senior vice president and treasurer just prior to its initial public offering in 1993. He and Patient worked closely on the IPO and on the growth and strategic direction of the company as Waltermire subsequently served as chief financial officer, chief operating officer and president.


ABOUT POLYONE
PolyOne Corporation, with 2002 annual revenues approximating $2.5 billion, is an international polymer services company with operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, elastomer compounding and thermoplastic resin distribution. Headquartered in Cleveland, Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America, Europe and Asia. Information on the Company's products and services can be found at http://www.polyone.com.

PolyOne Investor & Media Contact:           Dennis Cocco
                                            Vice President, Investor Relations
                                            & Communications
                                            440-930-1538